                                                                     EXHIBIT 5.1





                          [COHEN & GRIGSBY LETTERHEAD]



                                November 9, 1998



Board of Directors of
F.N.B. Corporation
Hermitage Square
Hermitage, PA 16158

Gentlemen:

          We have been asked to render this opinion in connection with the filing by F.N.B. Corporation, a Pennsylvania corporation (the "Company"), of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission to register shares of the Company's common stock, par value $2.00 per share (the "Common Stock"), to be issued to the shareholders of Guaranty Bank & Trust Company, a Florida state banking corporation ("Guaranty"), upon consummation of the merger (the "Merger") of Guaranty with and into Southwest Interim Bank No. 5, N.A., a national banking association to be chartered under the laws of the United States ("Interim"), in accordance with the terms of the Agreement and Plan of Merger dated as of August 20, 1998, between the Company and Guaranty and to be joined in by Interim, as amended by the First Amendment thereto dated October 15, 1998 (the "Agreement").

          We have not represented the Company in connection with the negotiation, execution or delivery of the Agreement or the Merger. In rendering this Opinion, we have made no investigation or inquiry other than review of the Agreement, the draft Registration Statement, the resolutions adopted by the Executive Committee of the Board of Directors of the Company on June 22, 1998 with respect to the Merger, the Agreement and the transactions related thereto and the Company's Articles of Incorporation and Bylaws, as amended.

          In rendering this opinion, we have made the following assumptions regarding factual matters:

Boards of Directors of
F.N.B. Corporation
November 9, 1998
Page 2


          1.     The Agreement is enforceable as written.

          2. Interim will be duly organized as a wholly-owned subsidiary of the Company and will join in and become a party to the Agreement.

          3. Each document submitted to us for review and each document obtained by us from any governmental authority is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine. All official public records from which any such document, or the information contained in any such document, was obtained are accurate and complete and have been properly indexed and filed.

          4. All consideration to be paid by the shareholders of Guaranty who receive shares of Common Stock in the Merger will be paid in accordance with the terms of the Agreement.

          Based upon the foregoing examination and assumptions, and subject to compliance with applicable federal and state securities and "Blue Sky" laws, in our opinion the shares of Common Stock to be issued to the shareholders of Guaranty upon consummation of the Merger, when issued in accordance with the terms of the Agreement, will be validly issued, fully-paid and non-assessable shares of Common Stock of the Company.

          We are members of the Bar of the Commonwealth of Pennsylvania, and our opinion expressed herein is limited to the laws of the Commonwealth of Pennsylvania and the United States, in each case as currently in effect, and we assume no responsibility as to the applicability to the matters covered hereby of the laws of any other jurisdiction. To the extent that the Agreement is governed by the laws of a jurisdiction other than the Commonwealth of Pennsylvania, our opinion herein as it relates to the Agreement is given as if the laws of the Commonwealth of Pennsylvania govern such agreement; we express no opinion as to the jurisdiction whose laws actually govern.

Boards of Directors of
F.N.B. Corporation
November 9, 1998
Page 3


           This opinion letter is given solely as of the date hereof and is limited to the matters expressly set forth herein. We hereby consent to the reference to us in the Prospectus of the Company and Proxy Statement of Guaranty constituting part of the Registration Statement and to the inclusion of this letter as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        /s/ Cohen & Grigsby, P.C.

                                        COHEN & GRIGSBY, P.C.